Exhibit 99.19

Non-Employee Board Member

No Deferral Elections

ALEXANDER & BALDWIN, INC.

UNIVERSAL RESTRICTED STOCK UNIT AWARD AGREEMENT FOR SUBSTITUTE AWARDS

UNIVERSAL RESTRICTED STOCK UNIT AGREEMENT FOR SUBSTITUTE AWARDS effective as of the close of market on the 29th day of June 2012 by and between Alexander & Baldwin, Inc, a Hawaii corporation (“Corporation”), and                                        (“Participant”).

RECITALS

A.                                   The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     The Plan contains an anti-dilution feature that allows the Corporation to issue, in connection with certain dilutive transactions, substitute equity awards under such Plan in cancellation of equity awards that are outstanding under 2007 Incentive Compensation Plan, (as amended and restated) that has been assumed by Alexander & Baldwin Holdings, Inc. (the “Holdings 2007 Plan”).

C.                                     On June 29, 2012 (the “Distribution Date”), Alexander & Baldwin Holdings, Inc. (“A&B Holdings”) effected a spin-off distribution of the Corporation through a distribution by A&B Holdings of all of the Corporation’s outstanding common stock (“Common Stock”) to the holders of the outstanding A&B Holdings common stock (the “A&B Distribution”) in accordance with the terms of the Separation and Distribution Agreement by and between Alexander & Baldwin Holdings, Inc. and the Corporation (which was at that time known as A & B II, Inc.) dated as of June 8, 2012.

D.                                    The A&B Distribution is one of the dilutive transactions for which anti-dilution protection is provided under the Plan, and the awards evidenced by this Agreement are intended to preserve the intrinsic value of each equity award held by Participant under the Holdings 2007 Plan on the Distribution Date through the substitution of an award under the Plan in cancellation of the corresponding equity award held by Participant under the Holdings 2007 Plan.

E.                                      Participant currently holds one or more outstanding equity awards under the Holdings 2007 Plan that were issued to Participant in connection with his or her service as a member of the Board of Directors of Alexander & Baldwin, Inc. (now A&B Holdings) prior to the A&B Distribution.

E.                                      All capitalized terms in this Agreement, to the extent not otherwise defined in one or more provisions of this Agreement, shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Grant of Restricted Stock Unit Awards.

A.                                   Award One

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award One”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the Holdings 2007 Plan and more particularly identified as Cancelled Award One (“Cancelled Award One”) in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award One.

The Award Date for Substitute Award One is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award One:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  The vesting schedule for the shares of Common Stock subject to Substitute Award One shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award One at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award One shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

Subject to the provisions of Paragraph 7(a), each share of Common Stock in which Participant vests under Substitute Award One in accordance with the vesting schedule set forth for that award in attached Schedule A or pursuant to the vesting acceleration provisions of Paragraph 3 or 5 of this Agreement shall be issued on the date that share vests or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that share vests or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”).

B.                                     Award Two (if applicable)

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award Two”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the

Holdings 2007 Plan and more particularly identified as Cancelled Award Two (“Cancelled Award Two”) in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award Two.

The Award Date for Substitute Award Two is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award Two:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  The vesting schedule for the shares of Common Stock subject to Substitute Award Two shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award Two at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award Two shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

Subject to the provisions of Paragraph 7(a), each share of Common Stock in which Participant vests under Substitute Award Two in accordance with the vesting schedule set forth for that award in attached Schedule A or pursuant to the vesting acceleration provisions of Paragraph 3 or 5 of this Agreement shall be issued on the date that share vests or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that share vests or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”).

C.                                     Award Three (if applicable)

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award Three”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the Holdings 2007 Plan and more particularly identified as Cancelled Award Three (“Cancelled Award Three”) in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award Three.

The Award Date for Substitute Award Three is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award Three:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  The vesting schedule for the shares of Common Stock subject to Substitute Award Three shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award Three at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award Three shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

Subject to the provisions of Paragraph 7(a), each share of Common Stock in which Participant vests under Substitute Award Three in accordance with the vesting schedule set forth for that award in attached Schedule A or pursuant to the vesting acceleration provisions of Paragraph 3 or 5 of this Agreement shall be issued on the date that share vests or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that share vests or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”).

E.                                      Anti-Dilution Adjustments

The number of shares of Common Stock subject to each Substitute Award has been determined by multiplying the number of shares of A&B Holdings common stock subject to the corresponding Cancelled Award (as set forth in attached Schedule A) immediately prior to the A&B Distribution by a fraction the numerator of which is the sum of the closing “when issued” price per share of the Common Stock on the Distribution Date plus the closing price of A&B Holdings common stock as traded on an ex-distribution basis on that same trading day and the denominator is the closing “when issued” price per share of the Common Stock on the Distribution Date. Any resulting fractional share of Common Stock has been rounded down to the next whole share.

The foregoing calculation as to the number of shares of Common Stock subject to each Substitute Award is intended to ensure that the aggregate fair market value of the number of shares of Common Stock subject to that Substitute Award immediately after the A&B Distribution remains substantially equal to (and not greater than) the same aggregate fair market value of the number of shares of A&B Holdings common stock subject to the corresponding Cancelled Award immediately prior to the A&B Distribution.

F.                                      Dividend Equivalent Rights

Notwithstanding the cancellation of each of the Cancelled Awards identified in attached Schedule A, any amounts that are otherwise credited to Participant under such Cancelled Award on the cancellation date (the Award Date specified above for the corresponding Substitute Award) pursuant to the dividend equivalent provisions of the RSU Award Agreement for that Cancelled Award but that have not yet been distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of that RSU Award Agreement applicable to such dividend equivalents, and nothing in this Agreement shall affect Participant’s right and entitlement to receive such credited amount in accordance with the terms and conditions of those distribution provisions.  However, Participant shall have no further dividend equivalent rights under the Cancelled Awards with respect to any dividends or distributions paid on A&B

Holdings common stock on or after the cancellation date, but shall have continuing dividend-equivalent rights under this Agreement with respect to any dividends or distributions paid on the Corporation’s Common Stock.

G.                                     Remaining Terms of Substitute Awards

The remaining terms and provisions of each Substitute Award are the same as the terms and provisions in effect under the corresponding Cancelled Award at the time of cancellation hereunder. Accordingly, the following terms and provisions in effect under the Cancelled Awards are hereby incorporated into this Agreement.

2.                                       Limited Transferability.  Prior to the actual issuance of the Shares that vest under each Substitute Award, Participant may not transfer any interest in the restricted stock units subject to that Substitute Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest under each Substitute Award but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of that Substitute Award.  Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under each Substitute Award to Participant during his or her lifetime to one or more designated Family Members or a trust established for Participant and/or his or her Family Members. Participant may make such a beneficiary designation or certificate directive for each Substitute Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3.                                       Cessation of Board Service.  The restricted stock units subject to each Substitute Award shall immediately vest in full upon Participant’s cessation of Board Service by reason of death, Permanent Disability or Retirement. Should Participant cease Board Service for any other reason prior to vesting in one or more Shares subject to such Substitute Award, then that Substitute Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units subject to that Substitute Award will be reduced accordingly.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.                                       Stockholder Rights and Dividend Equivalents

(a)                                  Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to each Substitute Award until Participant becomes the record holder of those Shares following their actual issuance under that Substitute Award.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while Shares remain subject to one or more Substitute Awards (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant with respect to each such Substitute Award and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares subject to that Substitute Award had they been issued and outstanding and entitled to that dividend or distribution.  As the Shares vest under that Substitute Award, the phantom dividend equivalents credited to those Shares in the book account shall concurrently vest, and those vested dividend equivalents shall subsequently be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) at the same time the vested Shares to which those phantom dividend equivalents relate are issued. In no event shall such phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.

5.                                       Special Vesting Acceleration.  The restricted stock units subject to each Substitute Award shall immediately vest in full upon Participant’s continuation in Board Service until the effective date of any Change in Control transaction. The vested Shares will be issued immediately upon such effective date or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date. Alternatively, the Participant’s right to the Shares under each Substitute Award may, pursuant to the terms of the Change in Control transaction, be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of the Change in Control, but such distribution to Participant shall in all events be completed no later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) of the third (3rd) calendar month following the effective date of that Change in Control.

6.                                       Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to each Substitute Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder.  In making such equitable adjustments, the Plan Administrator shall take into account any amounts to be credited to Participant’s book account with respect to that Substitute Award under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.

7.                                       Issuance of Shares of Common Stock.

(a)                                  Except as otherwise provided in Paragraph 5, on the applicable Issuance Date for the Shares which vest under each Substitute Award in accordance with the terms of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued under that Substitute Award on such Issuance Date and shall concurrently distribute to Participant the phantom dividend equivalents accumulated with respect to those particular vested Shares. Notwithstanding the foregoing, should Participant attain Retirement age prior to completion of the normal Vesting Schedule set forth for each Substitute Award in attached Schedule A, then any Shares in which Participant may, pursuant to Code Section 409A, be deemed to vest at that time under each such Substitute Award shall be issued upon the earliest to occur of (i) the Issuance Date which would otherwise apply to those Shares under that Substitute Award had Participant not reached Retirement age, (ii) the date of Participant’s cessation of Board Service or (iii) the effective date of a Change in Control (with the issuance in such latter event to be governed by the terms of Paragraph 5 above).

(b)                                 Except as otherwise provided in Paragraph 5, the settlement of the restricted stock units which vest under each Substitute Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued under any Substitute Award.  Accordingly, the total number of shares of Common Stock to be issued at the time each Substitute Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.                                       Compliance with Laws and Regulations.

(a)                                  The issuance of shares of Common Stock pursuant to each Substitute Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b)                                 The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Common Stock under one or more Substitute Awards shall relieve the Corporation of any liability with respect to the non-issuance of the Common Stock under the Substitute Awards as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

9.                                       Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall, with respect to each Substitute Award, inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of that Substitute Award designated by Participant.

10.                                 Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement, unless Participant notifies the Corporation of a change in address in writing.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.                                 Construction.  This Agreement and the Substitute Awards evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in one or more Substitute Awards.

12.                                 Section 409A Compliance.  All anti-dilution adjustments made to each Substitute Award pursuant to this Agreement shall be effected in accordance with all applicable requirements and limitations of Section 409A of the Code and the applicable Treasury Regulations thereunder, and the terms and provisions of this Agreement shall be interpreted and applied in such manner that shall avoid any violation or contravention of the applicable Section 409A requirements and limitations

13.                                 Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.

14.                                 No Impairment of Rights.  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.  In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its shareholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Universal Restricted Stock Unit Award Agreement For Substitute Awards to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Universal Restricted Stock Unit Award Agreement for Substitute Awards in full cancellation and replacement of the restricted stock unit awards the undersigned previously held under Alexander & Baldwin Holding’s Inc. assumed 2007 Incentive Compensation Plan and hereby agrees to be bound by all the terms and provisions of this Universal Restricted Stock Unit Award Agreement for Substitute Awards and shall have no further right or interest in the restricted stock unit awards hereby cancelled as a result of such Substitute Awards and shall no further right or entitlement to acquire any shares of A&B Holdings common stock under such cancelled awards.

PARTICIPANT

ADDRESS:

APPENDIX A
DEFINITIONS

A.                                   Agreement shall mean this Universal Restricted Stock Unit Award Agreement for Substitute Awards.

B.                                     Award Date shall mean the date the various restricted stock unit awards are made to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

C.                                     Board shall mean the Corporation’s Board of Directors.

D.                                    Board Service shall mean Participant’s service as a member of the Board.  In addition, for purposes of the Board Service-vesting schedule in effect for the unvested portion of each Substitute Award, Participant shall receive Board Service credit for his or her period of continuous service on the Board of Directors of A&B Holdings (or Alexander & Baldwin, Inc, prior to the its reorganization with A&B Holdings) from the most recent vesting date for the Cancelled Award which that Substitute Award replaces (or the award date if the Cancelled Award has not yet reached its first scheduled vesting date) through the Distribution Date.

E.                                      Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(i)                                     a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii)                               the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%)

or more of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv)                              a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

The foregoing definition of Change in Control shall in all instances be applied and interpreted in such manner that the applicable Change in Control transaction will also qualify as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

F.                                      Code shall mean the Internal Revenue Code of 1986, as amended.

G.                                     Common Stock shall mean shares of the Corporation’s common stock.

H.                                    Corporation shall mean Alexander & Baldwin, Inc., a Hawaii corporation formerly known as A & B II, Inc., and any successor corporation to all or substantially all of the assets or voting stock of Alexander & Baldwin, Inc. which shall by appropriate action adopt the Plan.

I.                                         Family Members shall mean, with respect to the Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

J.                                        1934 Act shall mean the Securities Exchange Act of 1934, as amended.

K.                                    Participant shall mean the non-employee Board member to whom the Substitute Awards are made pursuant to this Agreement.

A-2

L.                                      Permanent Disability shall mean the inability of Participant to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

M.                                 Plan shall mean the Corporation’s 2012 Incentive Compensation Plan.

N.                                    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

O.                                    Retirement shall mean the cessation of Board service by reason of retirement at or after the attainment of age seventy-two (72).

P.                                      Shares shall mean the shares of Common Stock subject to each Substitute Award.

Q.                                    Substitute Awards shall mean the various restricted stock unit awards made to Participant pursuant to the terms of this Agreement.

A-3

SCHEDULE A

LIST OF CANCELLED AWARDS AND SUBSTITUTE AWARDS